Exhibit 99.1


For Further Information:

Howard N. Feist
Chief Financial Officer
(781) 237-6655


                 AMERICAN BILTRITE REPORTS THIRD QUARTER RESULTS


      WELLESLEY HILLS, MA, NOVEMBER 7, 2007 - American Biltrite Inc. (AMEX:ABL) reported its results for the third quarter of 2007 today. Net sales for the three months ended September 30, 2007 were $107.4 million, down 1.0% from $108.5 million in the third quarter of 2006. Net income for the three months ended September 30, 2007 was $675 thousand or $.20 per share (basic and diluted) compared with a net loss of $852 thousand or $.25 per share (basic and diluted) in the third quarter of 2006. Included in the net loss for the three months ended September 30, 2006 is $860 thousand in other expense for early extinguishment of debt. For the nine months ended September 30, 2007, American Biltrite's net sales were $323.0 million compared with net sales of $337.7 million for the same period in 2006. American Biltrite's net income for the nine months ended September 30, 2007 was $1.1 million, or $.31 per share (basic and diluted) compared with net income of $650 thousand, or $.19 per share (basic and diluted) for the same period last year.

        Roger S. Marcus, Chairman of the Board, commented "K&M's profitability improved on increased sales to mass merchandiser and mid-tier accounts. The Canadian division increased sales in the third quarter over year earlier levels, but higher expenses and a decrease in gross profit margins resulted in a greater loss. The strength of the Canadian dollar versus the US dollar has resulted in the Canadian division experiencing both greater competition from US suppliers in its domestic marketplace and lower margins on its exports to the US market. The Tape division also reported a greater loss in the third quarter of 2007 versus 2006 primarily due to lower sales volume in its film, paper, and automotive product lines. Congoleum was profitable in the quarter, versus a loss in the third quarter of 2006, as cost reductions and margin improvements more than compensated for lower sales. Overall, our net results for the third quarter improved from 2006 despite slightly lower sales and a difficult economic environment."

                             AMERICAN BILTRITE INC.

                   RESULTS FOR THE THREE AND NINE MONTHS ENDED
                           SEPTEMBER 30, 2007 AND 2006
                   ($000, except share and per share amounts)


                                   Three Months Ended            Nine Months Ended
                                      September 30,                September 30,
                                  2007           2006           2007           2006
                              -----------    -----------    -----------    -----------

Net sales                     $   107,403    $   108,474    $   322,992    $   337,660

Cost of products sold              79,240         81,575        239,493        253,218
Selling, general &
  administrative expenses          23,625         24,223         71,854         73,790
                              -----------    -----------    -----------    -----------

Income from operations              4,538          2,676         11,645         10,652

Interest and other
  expense, net                      3,572          4,068         10,323         10,024
Provision for (benefit
  from) income taxes                  212           (555)           153            (76)
Noncontrolling interest               (79)           (21)          (104)           (34)
                              -----------    -----------    -----------    -----------

Income from continuing
  operations                          675           (858)         1,065            670
Discontinued operation                 --              6             --            (20)
                              -----------    -----------    -----------    -----------

Net income (loss)             $       675    $      (852)   $     1,065    $       650
                              ===========    ===========    ===========    ===========

Basic earnings per share:
Income (loss) per common
  share from continuing
  operations                  $      0.20    $     (0.25)   $      0.31    $      0.19
Discontinued operation                 --             --             --             --
                              -----------    -----------    -----------    -----------

Net income (loss) per share   $      0.20    $     (0.25)   $      0.31    $      0.19
                              ===========    ===========    ===========    ===========

Diluted earnings per share:
Income (loss) per common
  share from continuing
  operations                         0.20          (0.25)          0.31           0.19
Discontinued operation                 --             --             --             --
                              -----------    -----------    -----------    -----------

Net income (loss) per share   $      0.20    $     (0.25)   $      0.31    $      0.19
                              ===========    ===========    ===========    ===========

Weighted average number of
  common and equivalent
  shares outstanding
   Basic                        3,441,551      3,441,551      3,441,551      3,441,551
   Diluted                      3,441,796      3,441,551      3,442,149      3,460,429

                             AMERICAN BILTRITE INC.

                   RESULTS FOR THE THREE AND NINE MONTHS ENDED
                           SEPTEMBER 30, 2007 AND 2006
                                   BY SEGMENT
                                     ($000)

                                 Three Months Ended        Nine Months Ended
                                    September 30,            September 30,
                                  2007        2006         2007         2006
                               ---------    ---------    ---------    ---------

Revenues from external
  customers

Flooring products              $  53,588    $  57,460    $ 160,444    $ 173,440
Tape products                     23,901       25,058       73,823       79,768
Jewelry                           16,025       13,574       46,758       43,582
Canadian division                 13,889       12,382       41,967       40,870
                               ---------    ---------    ---------    ---------

Total revenues from
  external customers           $ 107,403    $ 108,474    $ 322,992    $ 337,660
                               =========    =========    =========    =========

Segment profit (loss)
  before taxes

Flooring products              $   1,220    $    (518)   $   1,711    $     435
Tape products                       (304)         (17)        (967)       1,250
Jewelry                              487          350        1,023          232
Canadian division                   (564)        (240)        (182)         435
Corporate income (expense)           127         (967)        (263)      (1,724)
                               ---------    ---------    ---------    ---------

Total profit (loss)            $     966    $  (1,392)   $   1,322    $     628
                               =========    =========    =========    =========

Corporate other expenses for the three and nine months ended September 30, 2006 include a charge of $860 thousand for early extinguishment of debt.